UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 12, 2005

Virginia Electric and Power Company

(Exact Name of Registrant as Specified in Its Charter)

Virginia	1-2255	54-0418825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 East Cary Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 12, 2005, Dominion Resources, Inc. and its wholly-owned subsidiaries Virginia Electric and Power Company and Consolidated Natural Gas Company entered into a $2.5 billion Five-Year Revolving Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, The Bank of Nova Scotia and Wachovia Bank, National Association, as Co-Documentation Agents, and a group of 24 additional lenders. J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. served as Joint Lead Arrangers and Joint Bookrunners. This credit facility replaces the borrowing companies’ $1.5 billion three-year facility dated May 27, 2004 and $750 million three-year facility dated May 30, 2002. The principal changes from the previous agreements were the $250 million increase in availability, the extension of the maturity date to May 12, 2010, and an increase in the maximum allowed debt to capital ratio for Virginia Power and CNG to 65%. The previous credit agreements, under which no loans were outstanding, were terminated upon the closing of the new facility. Certain letters of credit that were supported by the previous agreements were transferred to the new facility. A copy of the new revolving credit agreement is included as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit
10.1	$2.5 billion Five-Year Revolving Credit Agreement, dated as of May 12, 2005, among Dominion Resources, Inc., Virginia Electric and Power Company, Consolidated Natural Gas Company and JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, The Bank of Nova Scotia and Wachovia Bank, National Association, as Co-Documentation Agents, and other lenders as named herein (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA ELECTRIC AND POWER COMPANY Registrant

/s/ Patricia A. Wilkerson Patricia A. Wilkerson Vice President and Corporate Secretary

Date: May 18, 2005